Exhibit 99.1

THIS COORDINATION AGREEMENT, dated as of December 18, 2024 (this “Agreement”), is being entered into by and among Ault & Company, Inc. (the “Investor”), on the one hand, and each of the undersigned holders (collectively, the “Stockholders”) of common stock, $0.01 par value per share (the “Common Stock”), of Universal Security Instruments Inc., a Maryland corporation (the “Company”), on the other hand. Each of the Investor and the Stockholders is referred to herein as a “Party” and, collectively, as the “Parties.”

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

1.Voting and Dispositive Authority; Irrevocable Proxy.

(a)During the term of this Agreement, each Stockholder hereby (i) grants to the Investor the sole authority to vote or dispose of, or cause or direct the voting or disposition of, the Identified Shares (as defined below) and any other shares of Common Stock such Stockholder acquires or is otherwise deemed to beneficially own on or after the date hereof (the “Additional Shares”; and together with the Identified Shares, the “Subject Shares”), and (ii) authorizes Investor to take any and all action that may be necessary or desirable to manage the Subject Shares or otherwise exercise the rights of a holder of the Subject Shares that in the opinion of Investor may be of benefit to, in the best interest of, or legally required by, such Stockholder, it being understood that the documents executed by Investor on behalf of such Stockholder pursuant to this clause (ii) shall be in such form and shall contain such terms and conditions as Investor may approve in its discretion. So long as this Agreement is in effect, each Stockholder acknowledges and agrees that the Investor shall have sole voting and dispositive authority over the Subject Shares.

(b)Upon the Investor’s request, each Stockholder agrees to take any and all action that the Investor determines is necessary to ensure that the Subject Shares are voted in accordance with the Investor’s direction under Section 1(a), including but not limited to the execution and delivery of one or more legal proxies from the broker or custodian holding such shares as nominee for the Stockholder. Each Stockholder further agrees, at the Investor’s request, to (i) provide written evidence to the Investor that the Subject Shares have been voted in accordance with the Investor’s direction and (ii) provide the Investor with all information that the Investor determines is necessary or desirable in connection with the exercise of its powers under Section 1(a).

(c)In furtherance of the agreements contained in Section 1(a) and as security for such agreements, each Stockholder, on the date hereof, hereby irrevocably appoints the Investor or its designee, as the sole and exclusive attorney-in-fact and proxy of such Stockholder, for and in the name, place and stead of the Stockholder, with full power of substitution and resubstitution to (x) vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote the Subject Shares and (y) dispose of, sell or otherwise transfer the Subject Shares (the “Proxy”). THIS PROXY IS IRREVOCABLE DURING THE TERM OF THIS AGREEMENT AND COUPLED WITH AN INTEREST AND SHALL REVOKE ALL PRIOR PROXIES GRANTED BY THE STOCKHOLDER RELATING TO THE SUBJECT SHARES. The Stockholder shall not enter into any contract or other agreement with any person that violates or conflicts with or could reasonably be expected to violate or conflict with the provisions and agreements contained in this Agreement.

2.Transactions in the Securities.

(a)No Stockholder shall, directly or indirectly, undertake or effect any purchase or acquisition of any securities of the Company which he, she or it has, or would have, direct or indirect beneficial ownership, without the prior written consent of the Investor, which consent may be withheld for any or no reason. Notwithstanding any Stockholder’s compliance or failure to comply with the provisions of this Section 2(a), to the extent any Stockholder acquires or is deemed to beneficially own Additional Shares after the date hereof, he, she or it hereby acknowledges and agrees that such Additional Shares shall be deemed “Subject Shares” subject to the terms and obligations hereunder, including, without limitation, the grant of the Proxy with respect to such Additional Shares as set forth in Section 1.

(b)Except as otherwise provided herein, no Stockholder shall, directly or indirectly, without the prior written consent of the Investor, which consent may be withheld for any or no reason, (i) grant any proxies or power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by testamentary disposition, operation of law or otherwise) (collectively, “Transfer”), or enter into any contract, option or other arrangement with respect to the Transfer of, any Subject Shares, or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case, involving any Subject Shares, (iii) enter into any agreement, arrangement or understanding with, or determine to act in concert with, any person or entity in connection with the acquiring, holding, voting or disposition of securities of the Company or the solicitation of proxies from stockholders of the Company, or (iv) knowingly take any action that would have the effect of preventing or delaying such Stockholder from performing any of its obligations under this Agreement.

3.Filings and Public Communications.

(a)Each of the Stockholders acknowledges and consents to (i) the filing of any statements on Schedule 13D, and any amendments thereto, pursuant to the Exchange Act (as defined herein), by the Investor and its affiliates with respect to the Subject Shares, (ii) this Agreement being filed with the SEC (as defined herein) as an exhibit to any such Schedule 13D, and (iii) the filing of any additional documents or disclosures with the SEC with respect to the Company, the subject matter of this Agreement, the terms hereof and thereof and the Subject Shares, including press releases or other stockholder communications, as necessary or advisable under applicable law in the Investor’s sole discretion.

(b)Each of the undersigned acknowledges and agrees that he, she or it shall not make any SEC filing or issue any press release or other public communication with respect to the Company, the subject matter of this Agreement, the terms hereof and thereof and/or the Subject Shares, except at the direction of and as approved in writing in advance by the Investor.

4.Relationship of the Parties. The relationship of the Parties hereto shall be limited to the grant of the Proxy and such other matters as specified in accordance with the terms of this Agreement. Nothing herein shall be construed to authorize any Party to act as an agent for any other Party (except with respect to the Proxy), or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict the Investor’s right to purchase or sell securities of the Company, as it deems appropriate, in its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws.

5.Representations and Warranties.

(a)Each Stockholder hereby represents and warrants to the Investor, and the Investor hereby represents and warrants to each Stockholder, on the date hereof, as follows: (i) he, she or it has the requisite power and authority to enter into and perform his, her or its obligations under this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by such Party of this Agreement has been duly authorized by all requisite corporate or similar action and no other corporate or similar proceedings are necessary to authorize the execution, delivery and performance of this Agreement, as applicable; (iii) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms; and (iv) the execution and the delivery of this Agreement by such Party and the performance of such Party’s respective obligations hereunder will not (A) breach any law or order to which any of them is subject or any provision of the organizational documents of any of them; (B) breach any material contract, order, or permit to which any of them is a party or by which such Party is bound or to which any of their assets are subject (or result in the imposition of any encumbrance upon any of such Party’s assets); or (C) require any consent of any other person.

(b)Each of the Stockholders hereby represents and warrants to the Investor as of the date hereof that he, she or it does not hold, directly or indirectly, any Common Stock, or any other equity securities or derivative securities of the Company, and is not a party or subject to any contracts, agreements, understandings or arrangements with respect to any securities of the Company, except as indicated next to his, her or its name on Schedule A attached hereto (collectively, the “Identified Shares”). Each of the Stockholders also hereby represents and warrants to the Investor as of the date hereof that he, she or it has not entered into any agreement, arrangement, or understanding with any person or entity in connection with the acquiring, holding, voting or disposition of securities of the Company (including, without limitation, any Common Stock and any derivative securities with respect to any Common Stock) or the solicitation of proxies from stockholders of the Company. Each of the Stockholders hereby covenants and agrees that he, she or it shall provide prompt written notice to the Investor (in no event later than two business days), if he, she or it becomes aware of any inaccuracy or error, or any change to his, her or its representations set forth in this Section 5(b).

6.Termination. This Agreement shall automatically terminate 18 months from the date hereof, provided that (i) the Investor may terminate this Agreement in its entirety or solely with respect to a specified Stockholder’s rights and obligations hereunder by providing at least 61 days’ prior written notice to the applicable Stockholder(s), and (ii) any Stockholder may terminate this Agreement solely with respect to such Stockholder’s rights and obligations hereunder by providing at least 61 days’ prior written notice to the Investor; provided that, if prior to a termination under this clause (ii), Investor has filed a statement on Schedule 13D with respect to the Identified Shares or nominated any director candidate or candidates or proposed any other item of business at any stockholder meeting(s) of the Company, then the termination shall not become effective until the conclusion of the Company’s next annual meeting of stockholders at which directors are elected. Notwithstanding the foregoing, this Section 6, and Sections 7 and 8, shall survive any termination of this Agreement.

7.Definitions. For purposes of this Agreement, the term: (i) “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act; (ii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended; and (iii) “SEC” shall mean the Securities and Exchange Commission

8.Miscellaneous.

(a)This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

(b)It is understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

(c)The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached and further agree that each Party shall be entitled to an injunction, specific performance and other equitable relief against any other Party to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such order or injunction. Each Party further agrees that it will not oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (i) any other Party has an adequate remedy at law or (ii) an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or equity.

(d)If any term or provision of this Agreement is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

(e)This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in New York.

(f)The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the Parties; provided, however, that any amendment to Sections 1, 2, 6 and 7 shall not take effect until 61 days after such written consent.

(g)In connection with this Agreement and all transactions contemplated by this Agreement, each Stockholder agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably requested by Investor in order to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

THE INVESTOR:

Ault & Company, Inc.

By:	/s/ Milton C. Ault, III
	Name:	Milton C. Ault, III
	Title:	Chief Executive Officer

[Signature Page to the Coordination Agreement]

STOCKHOLDERS:

Ault Lending, LLC

By:	/s/ David Katzoff
	Name:	David Katzoff
	Title:	Manager

JLA REALTY ASSOCIATES LLC

By:	/s/ Steve J. Caspi
	Name:	Steve J. Caspi
	Title:	Authorized Signatory

FAR HOLDINGS INTERNATIONAL, LLC

By:	/s/ Frank Albo
	Name:	Frank Albo
	Title:	Authorized Signatory

/s/ Andrea Bartholomew
Andrea Bartholomew

/s/ Kristine Ault
Kristine Ault

/s/ William B. Horne
William B. Horne

[Signature Page to the Coordination Agreement]

Schedule A

Stockholder	Shares	Address
Ault Lending, LLC	3,610	940 South Coast Drive, Suite 200 Costa Mesa, CA 92626
JLA Realty Associates LLC	191,400	120 Bloomingdale Road White Plains, NY 10605
FAR Holdings International LLC	10,000	2300 West Sahara Avenue, Suite 800 Las Vegas, NV 89102
Andrea Bartholomew	14,000	1605 Royal Palm Drive Edgewater, FL 32132
Kristine Ault	2,020	c/o Ault & Company, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141
William B. Horne	4,000	c/o Ault & Company, Inc. 11411 Southern Highlands Parkway, Suite 240 Las Vegas, NV 89141